FOR IMMEDIATE RELEASE: March 20, 2007

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Year and Quarter Ended December 31, 2006

Medina, Ohio—March 20, 2007—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that for the year ended December 31, 2006, it had net income of $1,151,000, or $1.93 per diluted share, an increase of 19.8% over the $961,000, or $1.63 per diluted share in 2005. (All share and per share amounts have been adjusted for a five-for-four stock split in September 2006.)

Net interest income was $5,555,000 in 2006, up $560,000 or 11.2% from $4,995,000 in the prior year. The Company’s net interest margin was 4.27% in 2006, compared to 4.22% in 2005.

For the quarter ended December 31, 2006, Western Reserve had net income of $211,000, or $0.35 per diluted share, as compared with net income of $256,000, or $0.43 per diluted share for the same quarter in the prior year. For the fourth quarter, net interest income was $1,361,000, up slightly from the $1,358,000 in the same quarter of 2005.

Total assets increased to $144,115,000 at December 31, 2006, compared with $127,784,000 at December 31, 2005. This represents an increase of $16,331,000, or 12.8%. Loans decreased slightly, by $1,040,000, or 0.9% during 2006, to $110,149,000. During the same period, deposits increased $14,972,000, or 13.3%, to $127,259,000. Shareholders’ equity was $12,931,000, compared with $11,598,000 at year-end 2005. The Company’s book value per share at December 31 was $22.56, up from $20.29 at December 31, 2005.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank. Western Reserve Bancorp, Inc.’s stock is held by approximately 512 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

###